NEWS RELEASE

Investor/Media Contact:
Andrew P. Hines, 973-515-1853
Email: IR@gentek-global.com

GenTek Inc. Announces Repricing of Long Term Debt

and $22 Million Debt Redemption

PARSIPPANY, N.J., April 26, 2006 – GenTek Inc. (NASDAQ: GETI) today announced the successful repricing of its long term debt obligations.

GenTek’s first and second lien holders have agreed to a reduction of 50 and 150 basis points respectively. In addition, the debt holders agreed to a $22 million redemption of second lien debt. This redemption was sourced from proceeds of the company’s recently closed sale of its Canadian Wire and Cable business. These improvements are expected to result in approximately $5 million in full year annual interest expense savings. Finally, first lien holders also agreed to maintain the Company’s right to a further reduction in interest cost of 25 basis points, should certain Company credit rating improvements be achieved.

In connection with the repricing of the long term debt obligation, the Company paid Banc of America Securities LLC a fee of $1,000,000 for its services in arranging and facilitating the consummation of the transaction, and a pre-payment premium of approximately $220,000 to second lien holders in connection with the redemption of second lien debt.

Commenting on the amendments to the company’s credit facilities and its benefits to the Company and its shareholders, William E. Redmond, Jr., GenTek’s President and CEO indicated

“These amendments and the associated debt reduction are a material step forward in achieving our stated objective of long term cash flow improvement. Further, this will give GenTek even greater flexibility to fund our growth initiatives from operating cash flow.”

About GenTek Inc.

GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, valve-train systems and components for automotive engines and wire harnesses for large home appliance and automotive suppliers. GenTek operates over 60 manufacturing facilities and technical centers and has approximately 6,250 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the company is available at www.gentek-global.com.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; discovery of unknown contingent liabilities, including environmental contamination at our facilities; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.